EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of AMIS Holdings, Inc. on Form S-8 of our report dated June 14, 2002 on the combined financial statements of the Mixed Signal Division of Alcatel Microelectronics, NV (which expresses an unqualified opinion and includes an explanatory paragraph that states that the financial statements are not intended to be a complete presentation of the financial position, results of operations before interest and taxes and cash flows of the Mixed Signal Business and are not necessarily indicative of the results that would be recorded had it operated on a stand-alone basis), appearing in Registration Statement 333-108028 on Form S-1.

Deloitte & Partners Bedrijfsrevisoren*

/s/ Gino Desmet
________________
Gino Desmet

September 30, 2003

*A former member firm of Andersen Worldwide. Deloitte & Partners Bedrijfsrevisoren has entered into an agreement to associate with Deloitte & Touche (Belgium).

10